Exhibit 99.1
Press Release
Superior Well Services, Inc. Announces Appointment of Michael Seyman as Vice President of Operations
INDIANA, PA, December 23 /PRNewswire-FirstCall/ — Superior Well Services, Inc. (“Superior” or the “Company”) (Nasdaq: SWSI) today announced the appointment of Michael Seyman, 52, as Vice President of Operations. Mr. Seyman assumed the position effective December 21, 2009. Mr. Seyman has been with Superior for seven years and has served as the Company’s Technical Manager, Rocky Mountain Region Manager and, most recently, Director of Technology. He brings over 30 years of oilfield experience to the position.
Commenting on the appointment, Superior CEO David E. Wallace stated, “Mike’s expertise in both the operations and technology aspects of Superior are a tremendous asset for the Company as we continue to push our technology and technical expertise into resource plays. This strategic promotion continues to develop Superior’s executive management team with Mike’s focus on enhancing our operating efficiencies across our shale activities and delivering excellent service quality and tailored solutions to our customers.”
Mr. Seyman attended the University of Pittsburgh where he earned a B.S. in Chemical Engineering. He started his oilfield career with Halliburton before joining Superior.
For more information about Superior Well Services, Inc. (Nasdaq: SWSI) please visit www.swsi.com. Financial and other information about Superior is routinely posted on and accessible at www.swsi.com.
Except for historical information, statements made in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors our management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to: a sustained or further decrease in domestic spending by the oil and natural gas exploration and production industry; a continued decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; overcapacity and competition in our industry; our inability to comply with the financial and other covenants in our debt agreements as a result of reduced revenues and financial performance; unanticipated costs, delays or other difficulties in executing our growth strategy, including difficulties associated with the integration of the Diamondback asset acquisition; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our SEC filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the SEC.
SOURCE Superior Well Services, Inc.
Chris Peracchi
of Superior Well Services, Inc.
+1-724-403-9108
cperacchi@swsi.com